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EXHIBIT 21

                              BAR TECHNOLOGIES INC.

                         SUBSIDIARIES OF THE REGISTRANT





The following are subsidiaries of Bar Technologies Inc. as of January 3, 1998:



                                                     STATE OR OTHER
                                                     JURISDICTION OF              PERCENT
NAME                                                 INCORPORATION              OWNERSHIP
----                                                 -------------              ---------

Bliss & Laughlin Industries Inc.                     Delaware                        100%
         Bliss & Laughlin Steel Company*             Delaware                        100%
         Canadian Drawn Steel Company*               Canada                          100%








*  Wholly-owned subsidiary of Bliss & Laughlin Industries Inc.